PUTNAM MUNICIPAL OPPORTUNITIES TRUST

                        ADMINISTRATIVE SERVICES CONTRACT

         Administrative Services Contract dated as of May 7, 1993 between PUTNAM MUNICIPAL OPPORTUNITIES TRUST, a Massachusetts business trust (the "Fund"), and PUTNAM INVESTMENT MANAGEMENT, INC., a Delaware corporation (the "Administrator")

         WITNESSETH:

         That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.       SERVICES TO BE RENDERED BY ADMINISTRATOR TO FUND.

         (a) The Administrator, at its expense, subject always to the control of the Trustees of the Fund and except for the functions carried out by the officers and personnel referred to in Section 1(d), will manage, supervise and conduct the non-investment related affairs and business of the Fund and matters incidental thereto. In the performance of its duties, the Administrator will comply with the provisions of the Agreement and Declaration of Trust and Bylaws of the Fund, and will use its best efforts to safeguard and promote the welfare of the Fund and to comply with such policies which the Trustees may from time to time determine and shall exercise the same care and diligence expected of the Trustees.

         (b) The Administrator, at its expense, except as such expense is paid by the Fund as provided in Section 1(c), will furnish (1) suitable office space for the Fund and (2) all necessary administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the affairs of the Fund, including determination of the Fund's net asset value, but excluding shareholder accounting services. Except as otherwise provided in Section 1(c), the Administrator will pay the compensation, if any, of certain officers of the Fund carrying out the administrative duties provided for by this Contract.

         (c) The Fund will pay or reimburse the Administrator for the compensation in whole or in part of such officers of the Fund and persons assisting them as may be determined from time to time by the Trustees of the Fund. The Fund will also pay or reimburse the Administrator for all or part of the cost of suitable office space, utilities, support services and equipment attributable to such officers and persons, as may be determined in each case by the Trustees of the Fund. The Fund will pay the fees, if any, of the Trustees of the Fund.

         (d) The Administrator shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Administrator pursuant to this Section 1 other than as provided in Section 3.



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         (e) Notwithstanding any provision of this Contract, the Administrator will not pursuant to this Contract at any time provide, or be required to provide, to the Fund or to any person with respect to the Fund investment research, advice, or supervision, or in any way advise the Fund or any person acting on behalf of the Fund as to the value of securities or other investments or as to the advisability of investing in, purchasing, or selling securities or other investments.

2.       OTHER AGREEMENTS, ETC.

         It is understood that any of the shareholders, Trustees, officers, and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Administrator, and in any person controlled by or under common control with the Administrator, and that the Administrator and any person controlled by or under common control with the Administrator may have an interest in the Fund. It is also understood that the Administrator and any person controlled by or under common control with the Administrator have and may have advisory, management, service or other contracts with other organizations and persons, and may have other interests and business.

3.       COMPENSATION TO BE PAID BY THE FUND TO THE ADMINISTRATOR.

         The Fund will pay to the Administrator as compensation for the Administrator's services rendered, for the facilities furnished and for the expenses borne by the Administrator pursuant to paragraphs (a), (b), (c) and (e) of Section 1, a fee computed and paid quarterly at the following annual rate:

     (a) 0.20% of the first $500 million of the average net asset value of the Fund;

     (b)  0.17% of the next $500 million of such average net asset value;

     (c)  0.16% of the next $500 million of such average net asset value; and

     (d)  0.15% of any excess over $1.5 billion of such average net asset value.

Such average net asset value shall be determined by taking an average of all of the determinations of such net asset value during such quarter at the close of business on the last business day of each week, for each week which ends during such quarter. Such fees shall be payable for each fiscal quarter within 30 days after the close of such quarter.

         In the event that expenses of the Fund for any fiscal year should exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of the Fund are qualified for offer or sale, the compensation due the Administrator for such fiscal year shall be reduced by the amount of such excess by a reduction or refund thereof. In the event that the expenses of the Fund exceed any expense limitation
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which the Administrator may, by written notice to the Fund, voluntarily declare to be effective subject to such terms and conditions as the Administrator may prescribe in such notice, the compensation due the Administrator shall be reduced, and, if necessary, the Administrator shall assume expenses of the Fund, to the extent required by such expense limitation.

         In the event that the amount of dividends payable with respect to any outstanding shares of beneficial interest of the Fund with preference rights ("Preferred Shares") during any period for which regular payments of dividends or other distributions on such Preferred Shares are payable (each, a "Dividend Period") plus expenses attributable to such Preferred Shares for such Dividend Period exceeds the portion of the Fund's net income and net short-term capital gains (but not long-term capital gains) accruing during such Dividend Period as a result of the fact that such Preferred Shares were outstanding during such Period, then the fee payable to Putnam pursuant to this Section 3 shall be reduced by the amount of such excess; provided, however, that the amount of such reduction for any such Period shall not exceed the amount determined by multiplying (i) the aggregate liquidation preference of the average number of Preferred Shares outstanding during the Period, by (ii) the percentage of the aggregate net asset value of the Fund which the fee payable to Putnam during such Period pursuant to this Section 3 would constitute without giving effect to such reduction. The amount of such reduction attributable to any Dividend Period shall reduce the amount of the next quarterly payment of the fee payable pursuant to this Section 5 following the end of such Dividend Period, and of any subsequent quarterly or more frequent payments, as may be necessary. The expenses attributable to Preferred Shares and the portion of the Fund's net income and net short-term capital gains accruing during any Dividend Period as a result of the fact that Preferred Shares were outstanding during such Period shall be determined by the Trustees of the Fund.

         If the Administrator shall serve for less than the whole of a quarter, the foregoing compensation shall be prorated.

4. ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

         This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended unless such amendment be approved at a meeting by the affirmative vote of a majority of the Trustees of the Fund and of a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Administrator.


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5.       EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

         This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

         (a) Either party hereto may at any time terminate this Contract by not more than sixty days' nor less than thirty days' written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

         (b) If (i) the Trustees of the Fund and (ii) a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Administrator, do not specifically approve at least annually the continuance of this Contract, then this Contract shall automatically terminate at the close of business on May 7, 1995 or the expiration of one year from the effective date of the last such continuance, whichever is later.

         Action by the Fund under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

         Termination of this Contract pursuant to this Section 5 will be without the payment of any penalty.

6.       CERTAIN DEFINITIONS.

         For the purposes of this Contract, the terms "affiliated person", "control", "interested person", and "assignment" shall have their respective meanings defined in the Investment Company Act of 1940 and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

7.       NON-LIABILITY OF ADMINISTRATOR.

         In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or reckless disregard of its obligations and duties hereunder, the Administrator shall not be subject to any liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder.


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8.       LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

         A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund but are binding only upon the assets and property of the Fund.

         IN WITNESS WHEREOF, PUTNAM MUNICIPAL OPPORTUNITIES TRUST and
PUTNAM INVESTMENT MANAGEMENT, INC. have each caused this instrument to be signed in duplicate in its behalf by its President or Vice President thereunto duly authorized, all as of the day and year first above written.

                                         PUTNAM MUNICIPAL OPPORTUNITIES TRUST



                                          By: /s/ Charles E. Porter
                                             ----------------------------------
                                              Charles E. Porter
                                              Executive Vice President

                                          PUTNAM INVESTMENT MANAGEMENT, INC.



                                          By: /s/ Gordon H. Silver
                                             ----------------------------------
                                              Gordon H. Silver
                                              Senior Managing Director

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